Exhibit 99.1

                                 PRESS RELEASE:

         SiriCOMM, Inc. Acquires Exclusive Intellectual Property Rights


JOPLIN, Mo., March 28 /PRNewswire-FirstCall/ -- SiriCOMM, Inc. (OTC Bulletin
Board: SIRC), a wireless network and applications services provider to the commercial transportation industry, announced that it has acquired the exclusive intellectual property rights to the technology it co-developed with DirecTruck, LLC. This technology is an enhancement to SiriCOMM's Pulse Box, a device that transmits wireless vehicle telematics data and supports the data needs of its major industry partner, Idling Solutions, LLC.

SiriCOMM, Inc., the nation's largest Wi-Fi provider serving the commercial trucking industry, is the exclusive network services provider for Idling Solutions. Idling Solutions' IS9000 battery/HVAC product eliminates nearly all truck idling, the source of significant unnecessary fuel consumption, maintenance, and emissions costs. Data transmitted wirelessly from each IS9000 by SiriCOMM's Pulse Boxes enables Idling Solutions to generate even greater savings for fleets through applications for Mobile-source Emissions Reduction (
MERC) Credits issued under EPA guidelines. In addition, with the Pulse Box, fleets will have access to vehicle diagnostic and driver performance data as well as GPS tracking information.

"SiriCOMM is committed to working with fleets to find new ways to reduce cost and improve productivity," said Hank Hoffman, SiriCOMM president. "We believe that the Pulse Box and the Idling Solutions IS9000 is a significant industry accomplishment as it will not only generate a quick payback for fleet operators but also improve the environment and drivers' quality of life."

About SiriCOMM, Inc.

SiriCOMM, Inc is an application service provider specializing in wireless Internet connectivity and productivity applications tailored to the transportation industry. By providing both network access and a robust application host platform, SiriCOMM delivers a responsive and convenient way for all industry stakeholders to interact with information needed on a regular basis. The company uses Wi-Fi technologies to create hot spots at locations convenient to highway travel. More information including network locations is available at http://www.siricomm.com.

Forward-Looking Statements

Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

SOURCE SiriCOMM, Inc.

CONTACT: Rick Iler, Chief Financial Officer of SiriCOMM, Inc., +1-417-626- 9971

Web site: http://www.siricomm.com